Exhibit 4.43

Execution Version

DATED                      2013

MELCO CROWN (MACAU) LIMITED

as the Company and Obligors’ Agent

AND

DEUTSCHE BANK AG, HONG KONG BRANCH

as Agent

AMENDMENT AGREEMENT

IN RESPECT OF THE USD1,750,000,000 SENIOR

SECURED TERM LOAN AND REVOLVING CREDIT

FACILITIES AGREEMENT (ORIGINALLY DATED 5

SEPTEMBER 2007, AS AMENDED AND RESTATED

FROM TIME TO TIME)

- i -

THIS AGREEMENT is dated                      2013

BETWEEN:

(1)	MELCO CROWN (MACAU) LIMITED, (formerly known as Melco Crown Gaming (Macau) Limited), a company incorporated in the Special Administrative Region of Macau (registered number 24325 (SO)), with its registered office at Avenida. Dr. Mário Soares, n.°25, Edificio Montepio, 1.° andar, comp. 13, em Macau, for itself as Company and as Obligors’ Agent (the “Company”);

(2)	DEUTSCHE BANK AG, HONG KONG BRANCH, for itself as Agent and as Agent of the Finance Parties (the “Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Facilities Agreement” means the Senior Facilities Agreement, as amended by this Agreement.

“Guarantee Obligations” means the guarantee and indemnity obligations of a Guarantor contained in the Senior Facility Agreement.

“Senior Facilities Agreement” means the USD1,750,000,000 Senior Secured Term Loan and Revolving Credit Facilities Agreement originally dated 5 September 2007 as amended pursuant to a transfer agreement between, inter alios, the Company and the Agent dated 17 October 2007, a Supplemental Deed in respect of the Deed of Appointment between, inter alios, the Company and the Agent dated 19 November 2007, an amendment agreement between, inter alios, the Company and the Agent dated 7 December 2007, a second amendment agreement between, inter alios, the Company and the Agent dated 1 September 2008, a third amendment agreement between, inter alios, the Company and the Agent dated 1 December 2008, a letter agreement between, inter alios, the Company and the Agent dated 8 October 2009, a fourth amendment agreement between, inter alios, the Company and the Agent dated 10 May 2010, a fifth amendment agreement dated 22 June 2011 and as further amended pursuant to an amendment letter dated 10 August 2011.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Senior Facilities Agreement has the same meaning in this Agreement.

(b)	The principles of construction set out in the Senior Facilities Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause in or a Schedule to this Agreement.

1.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Senior Facilities Agreement, the Agent and the Company designate this Agreement as a Finance Document.

2.	AMENDMENT

With effect from the date of this Agreement, to the extent permitted by the terms of the Senior Facilities Agreement with the consent and instructions referred to in Clause 5.2(a) (Majority Lenders’ instructions) below, the Senior Facilities Agreement shall be amended, read and construed as set out in the Schedule (such amendment, reading and construction, together, the “Proposed Amendments”).

3.	REPRESENTATIONS

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Agreement and references to “this Agreement” in the Repeating Representations should be construed as references to this Agreement.

4.	CONTINUITY AND FURTHER ASSURANCE

4.1	Continuing obligations

The provisions of the Senior Facilities Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

4.2	Further assurance

The Company shall (and shall ensure that each Relevant Obligor will) upon the written request of the Agent do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.3	Confirmation of Guarantee Obligations

For the avoidance of doubt, the Company agrees on its own behalf and (in its capacity as Obligors’ Agent) on behalf of each other Obligor and confirms for the benefit of the Finance Parties that all Guarantee Obligations owed by the Obligors under the Amended Facility Agreement shall (a) remain in full force and effect notwithstanding the amendments referred to in Clause 2 (Amendment) and (b) extend to any new obligations assumed by any Obligor under the Finance Documents as a result of this Agreement (including, but not limited to, under the Amended Facilities Agreement).

4.4	Confirmation of Security

For the avoidance of doubt, the Company agrees on its own behalf and (in its capacity as Obligors’ Agent) on behalf of each other Obligor and confirms for the benefit of the Finance Parties that, the Security created by the Obligors pursuant to each Transaction Security Document to which it is a party shall (a) remain in full force and effect notwithstanding the amendments referred to in Clause 2 (Amendment) and (b) continue to secure its Secured Obligations under the Finance Documents as amended (including, but not limited to, under the Amended Facilities Agreement).

5.	MISCELLANEOUS

5.1	Incorporation of terms

The provisions of clause 18.2 (Amendment costs), clause 30 (Notices), clause 32 (Partial Invalidity), clause 33 (Remedies and Waivers) and clause 38 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

5.2	Majority Lenders’ instructions

(a)	This Agreement has been entered into by the Agent for and on behalf of the Finance Parties with the consent and in accordance with the instructions of the Majority Lenders.

(b)	Notwithstanding any provision in this Agreement, if any Proposed Amendment requires the consent of all Lenders, that Proposed Amendment shall not take effect unless the consent of all Lenders is obtained.

5.3	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE

AMENDMENTS TO SENIOR FACILITIES AGREEMENT

1.	Clause 1.1 (Definitions) of the Senior Facilities Agreement is amended by:

1.1	Replacing the definition of “Bond” with the following:

“Bond” means the US$1,000,000,000 5.00% Senior Notes due 2021 issued by Bondco on or about 7 February 2013 and any refinancing thereof, in whole or in part, by any other Financial Indebtedness, in each case, as amended, novated, supplemented, extended, restated, restructured, modified, renewed, refunded, replaced (whether upon or after termination or discharge or otherwise) or refinanced in whole or in part in accordance with the terms of this Agreement.

1.2	Inserting the following definition:

“Bond Documents” means the Bond and any agreements, documents, guarantees, collateral or other instruments relating thereto, as amended, novated, supplemented, extended, restated, restructured, modified, renewed, refunded, replaced (whether upon or after termination or discharge or otherwise) or refinanced in whole or in part, from time to time in accordance with the terms of this Agreement.

1.3	Replacing the definition of “Bond Guarantee” with the following:

“Bond Guarantee” means the guarantees given by the Bond Guarantors in respect of the Bond and referred to in paragraph (g) of the definition of “Permitted Guarantee” set out in this Clause 1.1 (Definitions).

1.4	Replacing the definition of “Bond Guarantors” with the following:

“Bond Guarantors” means, at any time, any of the following Relevant Obligors:

(a)	the Company;

(b)	Altira Hotel Limited;

(c)	Altira Developments Limited;

(d)	Melco Crown (COD) Hotels Limited;

(e)	Melco Crown (COD) Developments Limited;

(f)	Melco Crown (Cafe) Limited;

(g)	Golden Future (Management Services) Limited;

(h)	Melco Crown Hospitality and Services Limited;

(i)	Melco Crown (COD) Retail Services Limited;

(j)	Melco Crown (COD) Ventures Limited;

(k)	COD Theatre Limited;

(l)	Melco Crown COD (HR) Hotel Limited;

(m)	Melco Crown COD (CT) Hotel Limited; and

(n)	Melco Crown COD (GH) Hotel Limited,

and any other Relevant Obligors which, in each case, at that time, are “Subsidiary Guarantors” as defined in the Bond Documents.

1.5	Replacing the definition of “Bondco Loan” with the following:

“Bondco Loan” means any loan advanced by Bondco to MPEL Investments pursuant to the Bondco Intercompany Note (the principal amount of which does not exceed the principal amount of the Bond) and any refinancing thereof, in whole or in part, by any other Financial Indebtedness, in each case, as amended, novated, supplemented, extended, restated, restructured, modified, renewed, refunded, replaced (whether upon or after termination or discharge or otherwise) or refinanced in whole or in part in accordance with the terms of this Agreement.

1.6	Replacing the definition of “Bondco Intercompany Note” with the following:

“Bondco Intercompany Note” means any agreements, documents or other instruments as amended, novated, supplemented, extended, restated, restructured, modified, renewed, refunded, replaced (whether upon or after termination or discharge or otherwise) or refinanced in whole or in part in accordance with the terms of this Agreement, from time to time pursuant to which Bondco may advance the Bondco Loan to MPEL Investments.

1.7	Replacing paragraph (g) of the definition of “Permitted Guarantee” with the following:

“(g) any guarantee given by any Bond Guarantor in respect of the Bond;”

2.	Paragraph 2.1 (Financial definitions) of Schedule 6 of the Senior Facilities Agreement is amended by:

2.1	Replacing the definition of “Consolidated Total Debt” with the following:

“Consolidated Total Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)	excluding any such obligations to any member of the Group, any Bondco Loan and any Sponsor Group Loans or Subordinated Debt;

(b)	including any such obligations under or in respect of any Bond Guarantee (but excluding them to the extent they are subordinated on substantially the same terms as the Subordination Deed or otherwise on terms reasonably acceptable to the Agent); and

(c)	including, in the case of finance leases, only the capitalised value therefor,

and so that no amount shall be included or excluded more than once.

2.2	Replacing the definition of “Consolidated Total Senior Debt” with the following:

“Consolidated Total Senior Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any such obligations in respect of any Sponsor Group Loans, Bondco Loans and under or in respect of any Bond Guarantee (but, in the case of Bondco Loans and Bond Guarantees, save to the extent not subordinated on substantially the same terms as the Subordination Deed or as otherwise reasonably acceptable to the Agent, up to a maximum aggregate principal amount of USD600,000,000 (or its equivalent)); and

(c)	including, in the case of finance leases, only the capitalised value therefor,

and so that no amount shall be included or excluded more than once.

3.	Paragraph 3.11 (Holding Companies) of Schedule 6 (Covenants) of the Senior Facilities Agreement is amended by replacing paragraph (d) with the following:

“(d) any liabilities under the Transaction Documents and/or the Bond Documents to which it is a party and the performance of any obligations thereunder.”

4.	Paragraph 3.34 (Bondco Intercompany Note / Bond Guarantee) of Schedule 6 (Covenants) of the Senior Facilities Agreement is amended by replacing paragraph (a) with the following:

“(a) No Relevant Obligor shall (and the Company shall ensure that no member of the Group will) enter into or agree to any amendment, variation, novation, supplement, supersession, waiver or (other than in accordance with its terms) termination in any respect of any Bondco Intercompany Note or any Bond Guarantee without the prior written consent of the Agent, save for (i) any Bondco Intercompany Note or Bond Guarantee or (ii) any amendment, variation, novation, supplement, supersession, waiver or termination which (in the case or (i) or (ii)) is not, when compared to the terms of any existing Bondco Intercompany Note or Bond Guarantee (in each case, assuming the principal amount thereof is USD1,000,000,000 (or its equivalent)), any more detrimental to the interests of the Finance Parties.”

SIGNATURES

THE COMPANY

MELCO CROWN (MACAU) LIMITED

By:

Authorised Signatory: Print name:

OBLIGORS AGENT

MELCO CROWN (MACAU) LIMITED

By:

Authorised Signatory: Print name:

AGENT

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	By:

Print name:	Print name:

Address:	52/F, International Commerce Centre 1 Austin Road West Kowloon

Attention:	Trust and Securities Services

Telephone:	+852 2203 7858

Fax:	+852 2203 7320